Exhibit 99.1

Nordstrom Appoints Amie Thuener to Board of Directors
SEATTLE, March 17, 2022 - Nordstrom, Inc. (NYSE: JWN) today announced the appointment of Amie Thuener to its board of directors, effective March 15, 2022.
Thuener has more than 25 years of finance and accounting experience. For the past nine years, she has worked at Alphabet, where she has served as Vice President and Chief Accounting Officer since 2018 and is responsible for global external financial reporting, including certifying the company's financial statements. Additionally, she has oversight of the finance teams for Alphabet's Other Bets, including Verily, Waymo and others. In this capacity, she has an advisory and governance role, including annual budgets, incentive compensation plans, strategic deals and enterprise valuations. From 2013 to 2018, she served as Chief Accountant at Google, leading its SEC reporting, accounting policy and M&A finance teams.
Prior to joining Alphabet, Thuener worked as a Managing Director at PwC, providing accounting consulting services for companies of all sizes and across industries for 16 years. She also served as a practice fellow on the Financial Accounting Standards Board.
"We are pleased to welcome Amie to our Board and are confident her expertise will provide important contributions to the Company," said Brad D. Smith, chairman of the Nordstrom Board. "Her experience working for some of the world's most innovative companies will help us as we continue to navigate a shifting retail landscape to deliver on our reputation for unmatched customer service."
ABOUT NORDSTROM
At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we’re building on as we provide convenience and true connection for our customers. Our digital-first platform enables us to serve customers when, where and how they want to shop – whether that’s in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.

INVESTOR CONTACT:	Heather Hollander
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Stephanie Corzett
Nordstrom, Inc.
NordstromPR@Nordstrom.com

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